EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of ___________, 1997, between HEALTHWORLD CORPORATION, a Delaware corporation with offices at 100 Avenue of the Americas, New York, New York 10013 (the "Company"), and WILLIAM LESLIE MILTON, residing at LadsLove Dean Lane, Cookham Dean, Berkshire SL6 9BG, England ("Employee").
                              W I T N E S S E T H:

                  WHEREAS, as of the Effective Date (as defined in Section 1), Milton Marketing Group Limited, an England corporation ("Milton Marketing") will be a wholly owned subsidiary of the Company; and

                  WHEREAS, as of the Effective Date, the Company desires to engage Employee to perform services for the Company, and any present or future parent, subsidiary or affiliate of the Company and their successors and assigns (the "Companies"), and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the parties agree as follows:

                  1.       Term.

                  The Company agrees to employ Employee, and Employee agrees to serve, on the terms and conditions of this Agreement for a period commencing on the effective date (the "Effective Date") of the Parent's Registration Statement on Form S-1 (Registration No. 333-34751), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and ending on December 31, 2000 (the "Termination Date"), or such shorter period as may be provided for herein; provided, however, that the term of this Agreement shall be extended (subject to earlier termination as provided herein) for successive one year periods unless at least 90 days prior to the end of the then current term hereof, the Company or Employee has notified the other party in writing that Employee's employment hereunder shall terminate at the end of the then current term. The period during which Employee is employed hereunder is hereinafter referred to as the "Employment Period." As used herein, the term "Employment Year" shall mean a one-year period of Employee's employment hereunder commencing on each January 1 during the Employment Period, provided that



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the first Employment Year shall be the period commencing on January 1, 1998 and ending on December 31, 1998.


                  2.       Duties and Services.

                  During the Employment Period, Employee shall be employed as the Vice Chairman of the Board and President of the Company, and shall perform the duties incident to that position which shall include responsibility for Milton Marketing and any present or future subsidiary thereof and any businesses located in or operating in the United Kingdom or Europe which may be acquired after the Effective Date by the Company or any of the Companies. In the performance of his duties, Employee shall be subject to the direction of the Chairman of the Board and Chief Executive Officer of the Company and the Board of Directors of the Company. In addition, during the Employment Period, Employee shall be elected to and shall serve, if so elected, as a member of the Board of Directors of the Company and may be elected to and shall serve, if so elected, as a member of the Board of Directors of any of the other Companies as may from time to time be prescribed by the Chairman of the Board and Chief Executive Officer of the Company or the Board of Directors of the Company. Employee agrees to his employment as described in this Section 2. Employee agrees to devote all of his time and efforts to the performance of his duties under this Agreement. Employee shall be available to travel as the needs of the business require.


                  3.       Compensation.

                  (a) As full compensation for his full-time services hereunder, the Company shall pay Employee, during the Employment Period, a base salary at the annual rate of U.S. $325,000 (prorated for periods that are less than one year) payable at such intervals as salaries are paid by the Company to other executives of the Company. Employee's base salary shall be subject to increase at the sole discretion of the Board of Directors of the Company.

                  (b) During the Employment Period, Employee shall receive an annual incentive bonus (the "Annual Incentive Bonus") for each Employment Year, payable not later than 110 days after the end of the applicable Employment Year, in an amount to be determined as follows:

                           (i) if EBIT (as defined below) for the fiscal year
                  corresponding to the applicable Employment Year does not exceed the Base EBIT (as defined below), Employee shall not be entitled to an Annual Incentive Bonus with respect to such Employment Year;

                           (ii) if EBIT for the fiscal year corresponding to
                  the applicable Employment Year exceeds the Base EBIT by an amount equal to or less


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                  than 10%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 12.5% of Employee's annual base salary for such Employment Year, subject to reduction pursuant to Section 3(c) below;


                           (iii) if EBIT for the fiscal year corresponding to
                  the applicable Employment Year exceeds the Base EBIT by an amount in excess of 10% but less than or equal to 15%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 18.5% of Employee's annual base salary for such Employment Year, subject to reduction pursuant to Section 3(c) below;

                           (iv) if EBIT for the fiscal year corresponding to the
                  applicable Employment Year exceeds the Base EBIT by an amount in excess of 15% but less than or equal to 20%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 26% of Employee's annual base salary for such Employment Year, subject to reduction pursuant to Section 3(c) below; and

                           (v) if EBIT for the fiscal year corresponding to the
                  applicable Employment Year exceeds the Base EBIT by an amount in excess of 20%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 35% of Employee's annual base salary for such Employment Year, subject to reduction pursuant to Section 3(c) below.

                  (c) The amount of the Annual Incentive Bonus which Employee may be entitled to receive for each Employment Year as calculated above shall be subject to the following reductions:

                           (i) if Revenues (as defined below) for the fiscal
                  year corresponding to the applicable Employment Year do not exceed the Base Revenues (as defined below), Employee shall only be entitled to an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 25% of the amount calculated in Section 3(b) above;

                           (ii) if Revenues for the fiscal year corresponding to
                  the applicable Employment Year exceed the Base Revenues by an amount equal to or less than 7.5%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 40% of the amount calculated in Section 3(b) above;

                           (iii) if Revenues for the fiscal year corresponding
                  to the applicable Employment Year exceed the Base Revenues by an amount in excess of 7.5% but less than or equal to 12.5%, Employee shall receive an Annual

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                  Incentive Bonus with respect to such Employment Year in an amount equal to 60% of the amount calculated in Section 3(b)

                  above;

                           (iv) if Revenues for the fiscal year corresponding to
                  the applicable Employment Year exceed the Base Revenues by an amount in excess of 12.5% but less than or equal to 18.5%, Employee shall receive an Annual Incentive Bonus with respect to such Employment Year in an amount equal to 80% of the amount calculated in Section 3(b) above; and

                           (v) if Revenues for the fiscal year corresponding to
                  the applicable Employment Year exceed the Base Revenues by an amount in excess of 18.5%, Employee shall receive an Annual Incentive Bonus in an amount equal to the amount calculated in
                  Section 3(b) above.

                  The Company shall deliver to Employee a calculation of the Annual Incentive Bonus together with its payment thereof.

                  (d) As used herein, the term "EBIT" shall mean the earnings from operations of the Company and its subsidiaries on a consolidated basis before interest, taxes and extraordinary items, determined in accordance with generally accepted accounting principles ("GAAP"). As used herein, the term "Revenues" shall mean the revenues of the Company and its subsidiaries on a consolidated basis, determined in accordance with GAAP.

                  (e) As used herein, the term "Base EBIT" shall mean (i) with respect to calculating the Annual Incentive Bonus for the first Employment Year, EBIT for the fiscal year ending December 31, 1997, and (ii) the "Base EBIT" used to calculate the Annual Incentive Bonus for each successive Employment Year shall be determined by increasing the Base EBIT used for calculating the Annual Incentive Bonus for the prior Employment Year by 10%, compounded annually. As used herein, the term "Base Revenues", shall mean (x) with respect to calculating the Annual Incentive Bonus for the first Employment Year, the Revenues for the fiscal year ending December 31, 1997, and (y) the "Base Revenues" used to calculate the Annual Incentive Bonus for each successive Employment Year shall be determined by increasing the Base Revenues used for calculating the Annual Incentive Bonus for the prior Employment Year by 10%, compounded annually.

                  (f) In addition, Employee may be entitled to receive an additional annual bonus at the sole discretion of the Board of Directors of the Company.

                  (g) All compensation hereunder (whether in the form of base salary or incentive compensation) shall be subject to payroll deductions as may be necessary or customary in respect of salaried personnel of the Company.

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                  4.       Benefits.


                  (a) During the Employment Period, Employee may participate, to the extent eligible, in each insurance (including, without limitation, any life, travel and accident and medical and other health insurance), pension, disability and other employee benefit plans maintained by the Company for its senior management or employees generally in accordance with the terms thereof.

                  (b) Employee shall be entitled to such number of sick days every year during the Employment Period as are generally provided from time to time by the Company to its senior management. Any unused sick days at the end of the calendar year shall not accrue or cumulate from year to year.

                  (c) During the Employment Period, Employee shall be entitled to reimbursement for all lease payments, gasoline, maintenance and other costs and expenses for his automobile in the aggregate amount not to exceed U.S. $20,000 per year, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

                  (d) During the Employment Period, Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder (excluding automobile expenses as described in subsection (c) above), upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.

                  5.       Vacation.

                  Employee shall be entitled to such number of weeks of paid vacation every year during the Employment Period as are generally provided from time to time by the Company to its senior management. The time during which vacation will be taken shall be coordinated with other senior management of the Company. Any unused vacation time at the end of a calendar year shall not accrue or cumulate from year to year and Employee shall not be entitled to compensation for unused vacation time.

                  6.       Representations, Warranties
                           and Covenants of Employee.

                  Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.


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                  7.       Non-Competition.

                  (a) In view of the unique and valuable services it is expected Employee will render to the Company, and in consideration of the compensation to be received hereunder, Employee agrees (i) that he will not, during the period he is employed by the Company under this Agreement or otherwise, Participate In (as defined below) any other business or organization, whether or not such business or organization now is or shall then be competing with or of a nature similar to the business or profession of the Company or any of the Companies, and (ii) for a period of two years after he ceases to be employed by the Company under this Agreement as a result of Employee's voluntary action or pursuant to
Section 11(a) hereof, he will not compete with or be engaged in the same business as or Participate In any other business or organization which during such two year period competes with or is engaged in the same business as the Company or any of the Companies with respect to any product or service sold or proposed to be sold or activity engaged in or proposed to be engaged in up to the time of such cessation within a 100-mile radius of the location of the Company's or any of the Companies' principal offices on the date on which Employee ceases to be employed by the Company under this Agreement, except that in each case the provisions of this Section 7 will not be deemed breached merely because Employee owns not more than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

                  As used in this Agreement, the term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in."

                  (b) Employee will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company or any of the Companies or any of its respective employees. Employee will not directly or indirectly employ any person who is an employee of the Company or any of the Companies for a period of two years after the Employee leaves the employ of the Company.

                  (c) Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of such injunction. Employee agrees that the provisions of this Section 7 are necessary and reasonable to protect the Company or any of the Companies in the conduct of its respective business. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal, or


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unenforceable by reason of the extent, duration, or geographical scope thereof,

or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

                  8.       Copyrights, Patents, Etc.

                  Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes ("Such Inventions") which Employee now or hereafter during the period he is employed by the Company under this Agreement or otherwise and for one year thereafter may own, conceive of, or develop and either relating to the fields in which the Company or any of the Companies may then be engaged or contemplates being engaged or conceived of or developed utilizing the time, material, facilities, or information of the Company or any of the Companies, shall belong to the Company or any of the Companies, as the case may be. As soon as Employee owns, conceives of, or develops any Such Invention, he agrees immediately to communicate such fact in writing to the Company, and without further compensation, but at the Company's expense (except as noted in clause (a) of this Section 8), forthwith upon request of the Company, Employee shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all Employee's right, title, and interest in and to Such Inventions, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances ("Liens") (Employee to take such action, at his expense as is necessary to remove all such Liens) and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

                  9.       Confidential Information.

                  All confidential information which Employee may now possess, may obtain during or after the Employment Period, or may create prior to the end of the period he is employed by the Company under this Agreement or otherwise relating to the business of the Company or any of the Companies shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Employment Period in the business and for the benefit of the Company and the Companies, in each case without prior written permission of the Company. Employee shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.




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                  10.  Life Insurance.


                  If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee.
                  11.      Termination.

                  Notwithstanding anything herein contained, if, prior to the end of the Employment Period:

                  (a) either (i) Employee shall be physically or mentally incapacitated or disabled (as determined by an independent physician selected by the Board of Directors of the Company) or otherwise unable fully to discharge his duties hereunder for a period of 13 consecutive weeks or an aggregate of 13 weeks in any six-month period, (ii) Employee shall be convicted by, or shall have entered a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude, fraud, embezzlement, misappropriation, or any other felony or crime punishable by imprisonment, (iii) Employee shall commit any act of fraud, embezzlement or other act of misappropriation, (iv) Employee shall fail or refuse to perform his duties as required hereunder or shall refuse to follow direct instructions from the Chairman of the Board and Chief Executive Officer of the Company or the Board of Directors of the Company or shall materially violate his duty of loyalty to the Company or any of the other Companies or otherwise shall breach any term of this Agreement and fail to correct such breach within 20 days after commission thereof, then, in each such case, the Company shall have the right to give notice of termination of Employee's services hereunder as of a date (not earlier than ten days from such notice) to be specified in such notice, and this Agreement shall terminate on the date so specified; or

                  (b) Employee shall die, then this Agreement shall terminate on the date of Employee's death.

                  (c) Upon termination of this Agreement pursuant to subsection
(a)(i) or (b) of this Section 11, neither party shall have any further obligations hereunder except that (i) Employee (or his estate in the event of his death) shall be entitled to receive his salary which shall not have previously been paid to the date of termination, any bonus (including, without limitation, the Annual Incentive Bonus) for the Employment Year prior to the Employment Year in which Employee is terminated to the extent accrued but not yet paid, and any bonus (including, without limitation, the Annual Incentive Bonus) for the Employment Year in which Employee is terminated pro-rata to the date of termination, and (ii) for obligations or covenants contained herein that extend beyond the term of this Agreement.



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                  (d) Upon termination of this Agreement as a result of

Employee's voluntary action or pursuant to subsections (a)(ii), (a)(iii) or
(a)(iv) of this Section 11, neither party shall have any further obligations hereunder except (i) Employee shall be entitled to receive his salary which shall not have previously been paid to the date of termination, and any bonus (including, without limitation, the Annual Incentive Bonus) for the Employment Year prior to the Employment Year in which Employee is terminated to the extent accrued but not yet paid, and (ii) for obligations or covenants contained herein that extend beyond the term of this Agreement.

                  (e) In the event Employee's employment is terminated during the term of this Agreement other than by Employee's voluntary action or pursuant to subsection (a) or (b) of this Section 11, Employee shall be entitled to receive (i) an amount equal to twice his current base salary, less any compensation received or receivable by Employee as a result of any other employment obtained by Employee during such period, which amounts shall be payable in accordance with the Company's normal payroll practices then in effect, (ii) any bonus (including, without limitation, the Annual Incentive Bonus) for the Employment Year prior to the Employment Year in which Employee is terminated, to the extent accrued but not yet paid, and any bonus (including, without limitation, the Annual Incentive Bonus) for the Employment Year in which Employee is terminated pro rata to the date of termination; (iii) any benefits then vested under any benefit plans and otherwise payable in accordance with the provisions of the applicable benefit plan and applicable laws, (iv) continued coverage (net of any Employee contributions) to the extent any such coverage was provided immediately prior to the termination of Employee for medical, health, hospital and disability insurance from the date of termination through the balance of the scheduled term of the Agreement under the benefit plans maintained by the Company for its senior management or employees generally in accordance with the terms thereof or, if the Company is unable to provide such coverage under its benefits plans as they may from time to time be in effect, the Company will provide or pay (without gross-up for taxes), at the Company's sole discretion, for coverage (net of any Employee contributions) having substantially the same aggregate value as the coverage provided under such plans, and (v) continued coverage (net of any Employee contributions) from the date of termination through the balance of the scheduled term of this Agreement under any life insurance policies maintained for Employee immediately prior to the termination of Employee (other than any policy under which the Company is the beneficiary) or, if the Company is unable to provide such coverage, the Company will pay (net of any Employee contributions) to Employee (without gross-up for taxes) an amount sufficient for Employee to purchase such life insurance policy and pay the premiums thereon through the balance of the scheduled term of this Agreement. Employee shall promptly notify the Company in writing of any other employment obtained or undertaken by Employee, and the salary, compensation or other amounts received or to be received by Employee therefrom. In the event Employee's employment is terminated during the term of this Agreement other than by Employee's voluntary action or pursuant to subsection (a) or (b) of this Section 11, this subsection (e) of this Section 11 will apply in place of any Company severance policies that might otherwise be applicable, and the Company will have no obligation to


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make any payments to Employee except those expressly set forth in this subsection (e) of this Section 11.

                  12.      Survival.

                  The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment.

                  13.      Modification.

                  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

                  14.      Notices.

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this
Section 14. Any notice or other communication given by certified mail (or such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.


                  15.      Waiver.

                  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.


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                  16.      Binding Effect.

                  Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

                  17.      No Third Party Beneficiaries.

                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 16).

                  18.      Headings.

                  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  19.      Counterparts; Governing Law.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.


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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.


                                    HEALTHWORLD CORPORATION


                                    By:________________________________
                                        Name:
                                        Title:



                                    _______________________________
                                          William Leslie Milton


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